COST SHARING AGREEMENT

This Cost Sharing Agreement (this “Agreement”) is made this 30th day of October, 2012, by and between 810 AC LLC (“810”), an Ohio limited liability company, and 4300 East Fifth Avenue LLC (“4300”), an Ohio limited liability company.

RECITALS

WHEREAS, 810 has acquired the real estate located at 810 Aircenter Drive, Columbus, Ohio (“Building 4”) and 4150 East Fifth Avenue, Columbus, Ohio (“Building 6” and collectively with Building 4, the “Property”) from 4300 or a related entity to 4300; and

WHEREAS, the roof of Building 6 is in need of replacement; and

WHEREAS, the domestic water service on the Property currently serves other property owned by an entity related to 4300 in addition to the Property and must be separated as a condition to 810’s acquisition of the Property; and

WHEREAS, the parties hereto have agreed to perform and share the cost of the Roof Replacement on the terms and conditions contained herein.

TERMS

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree to the foregoing Recitals and as follows:

1.    4300 will replace the roof of Building 6 (the “Roof Replacement”) in accordance with the scope of work attached hereto and made a part hereof as Exhibit A and any terms, conditions, specifications or other requirements to obtain a building permit, final approval or warranty for such work (collectively, the “Scope”). 810 may request at any time that the Scope be modified, amended, clarified or upgraded (“Change Order”). Within ten (10) business days after any such request, 4300 shall provide the costs and delays (if any) associated with such Change Order to 810. 810 shall agree to accept such costs and delays in writing within five (5) business days thereafter or shall be deemed to have elected to waive such Change Order request. Upon acceptance of the costs and delays associated with any Change Order by 810, 4300 shall perform the Roof Replacement in accordance with such Change Order.

2.    4300, at its sole cost, will separate the domestic water lines serving Building 7 and the remainder of the Air Center from the domestic water lines serving Building 6 and/or Building 4 and provide evidence thereof to 810.

3.    During the Roof Replacement, 4300 shall inspect and evaluate the performance of the Roof Replacement contractor in compliance with good construction practices, and 810 and its

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subcontractors shall be permitted the right to inspect and evaluate the work for compliance with the Scope and good and workmanlike construction. 810 shall note any discrepancies between the work performed and the Scope (or good and workmanlike construction) to 4300 and 4300 shall cause the contractor to remedy such discrepancies at the contractor’s sole cost. Each party shall pay their own costs of inspection and evaluation of the Roof Replacement; 4300 shall cause the contractor to remedy any deficiencies identified at the contractor’s cost.

4.    a.    So long as no lien has been filed in connection with the Roof Replacement that has not been released, 810 shall pay to 4300 $750,000 within ten (10) days after delivery to 810 of (a) a certificate from the contractor performing the Roof Replacement that the Roof Replacement is at least twenty-five percent (25%) complete; and (b) a lien waiver from such contractor evidencing payment of such amount (or more).

b.    So long as no lien has been filed in connection with the Roof Replacement that has not been released, 810 shall pay to 4300 $750,000 within ten (10) days after delivery to 810 of (a) a certificate from the contractor performing the Roof Replacement that the Roof Replacement is at least fifty percent (50%) complete; and (b) a lien waiver from such contractor evidencing payment of such amount (or more).

c.    So long as no lien has been filed or threatened in connection with the Roof Replacement that has not been released, 810 shall pay to 4300 $750,000 within ten (10) days after delivery to 810 of (a) a certificate from the contractor performing the Roof Replacement that the Roof Replacement is seventy-five percent (75%) complete; and (b) a lien waiver from such contractor evidencing payment of such amount (or more).

d.    Within ten (10) days after 4300 has provided to 810: (1) the warranty described on Exhibit A; (2) a lien waiver from the general contractor performing the Roof Replacement and an AIA affidavit confirming that it has paid all subcontractors providing work in connection with the Roof Replacement; (3) lien waivers from any subcontractor that provided a Notice of Furnishing to 810 or requested a copy of the Notice of Commencement in connection with the Roof Replacement; (4) lien releases from any contractor who filed a lien in connection with the Roof Replacement; and (5) a certificate of occupancy or other confirmation from the City of Columbus that the Roof Replacement was performed in accordance with law; and (6) confirmation from the general contractor performing the Roof Replacement that the Roof Replacement was performed in accordance with the Scope and all approved Change Orders, 810 shall pay to 4300 the remainder of the cost of the Roof Replacement in accordance with the Scope, up to a maximum of $3,000,000, plus the cost of any approved Change Orders less any credits as provided below. 4300 hereby represents and warrants that the cost of the Roof Replacement will exceed $3,000,000, net of Change Orders.

5.    The Roof Replacement and the water separation described in paragraph 2 above shall be performed in a good and workmanlike manner and in a manner reasonably designed to minimize interference with the business operations within the Property. Minimizing interference includes, but is not limited to, avoiding setting off alarms or leaving the roof unprotected during weather events but does not include work procedures (such as working only during nights and weekends) that would materially increase costs unless 810 is willing to accept such increased costs. In the event business is interrupted at Building 6 due to 4300’s failure to comply with these requirements, 810 shall give 4300 notice thereof and 4300 shall exercise good faith efforts to cause such matter to be cured without delay.

6.    In the event that 4300 does not complete the work described in paragraph 2 within four (4) months after the date hereof, 810 may, at its sole option, after written notice and a thirty (30) day opportunity to cure, undertake to complete such work. Any amounts paid by 810 for completion of such work shall be credited to amounts due from 810 for the Roof Replacement and therefore will reduce the contribution of 810 to the Roof Replacement.

7.    Within one hundred twenty (120) days after the date hereof 4300 shall provide 810 a building permit for the Roof Replacement and enter into a contract to perform the Roof Replacement, and shall thereafter prosecute such work to completion with due diligence and in good faith. In the event 4300 has not entered into a contract and provided the same to 810 (which may be redacted as to price) on or before such one hundred twentieth (120th) day or completed the Roof Replacement within fourteen (14) months after the date hereof, plus any period caused by any proposed or approved Change Order(s), 810 may, upon written notice and a thirty (30) day opportunity to cure, enter into such an agreement for the Roof Replacement with a contractor of its choice and 4300 shall pay to 810 all costs of the Roof Replacement incurred by 810.

8.    Miscellaneous.

a.    In any dispute regarding this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable costs of enforcement including reasonable attorney’s fees and costs, inspection, consultant and expert fees and court costs.

b.    All notices and other communications in connection with this Agreement to a party hereto shall be in writing and shall be deemed to have been duly given when delivered by hand or when deposited in the United States mail with first class postage prepaid or when delivered to any nationally recognized overnight courier with delivery charges paid to such party at its last known address, or to such other person or address as such other party may specify by similar notice to the other party hereto.

c.    This Agreement and performance hereunder shall be governed by the laws of the State of Ohio.

d.    No amendment, modification, or waiver of any condition, provision, or term of this Agreement shall be valid or of any effect unless made in writing, signed by the party or parties to be bound or its duly authorized representative and specifying with particularity the extent and nature of such amendment, modification, or waiver.  No waiver of any term or condition set forth in this Agreement shall constitute a waiver of any other term or condition; nor shall it affect or impair any right arising from any subsequent default.

e.    No rights or interest in this Agreement may be assigned.  Unless otherwise provided in this Agreement, no obligations of a party may be delegated without the prior written consent of the other party, such consent not to be unreasonably withheld.

f.    Any invalidity, in whole or in part, of any provision of this Agreement, shall not affect the validity of any other provision of this Agreement.

g.    Paragraph headings are provided for convenience of reference and do not constitute a part of this Agreement.

h.    Provided notice is provided of the delay to the other party, the parties shall be excused for delays in performing and failures to perform their obligations under this Agreement to the extent that any such delay or failure results from any cause beyond their reasonable control, including, solely by way of example and without limitation, delays caused by the other party, acts of G-d, strikes, and other labor disputes, civil disorder, catastrophes of nature, fire, explosion, natural or man-made floods or any severe weather, war, failure of a communications or computer system, nuclear attack, embargoes, actions or inactions of governmental authorities. Each party agrees to make reasonable efforts to prevent such occurrences from affecting the performance of this Agreement and no delay shall exceed one hundred twenty (120) days.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized signatories to execute this agreement as of the date first above written.

810 AC LLC,                     4300 East Fifth Avenue LLC,
an Ohio limited liability company            an Ohio limited liability company

By:    /s/ William L. Jordan                By:     /s/ Benton E. Kraner
William L. Jordan,                    Benton E. Kraner,
Executive Vice President &                 President
General Counsel

Exhibit A
Scope of Work for Roof

[Attached]

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Exhibit A

John Cade
Kalkreuth Roofing and Sheet Metal
Columbus, Ohio 43035
Re: DSW Warehouse

Mr. Cade
Pursuant to Inquiries and assertions set forth on September 27, 2012 at a meeting between DSW, Schottenstein Property, myself, and other concerned parties; please note the following when submitting your proposal for the roofing project cited above.
Plans and specifications were submitted to the City of Columbus building code enforcement department for evaluation and comments on October 1st, 2012. Copies of said submissions are attached herewith. These documents were reviewed and evaluated by Dale E. Shumaker P.E. (Building Plans Examiner) for compliance.
,
Mr. Shumaker has noted:
1. Because the proposed roof Installation is a recover, additional R-Value is not required.
2. Upon review and calculation, the existing 6" drains along the building interior serve as primary drainage while the 4 drains at the perimeter serve as secondary drainage. As such, drains are not required. Furthermore, there is no recognized inherent risk in utilizing drain retro fits to install the new roof system. All drains on the existing roof function independently and no additional changes are required.
3. The City of Columbus will perform several inspections during the course of installation to confirm all work is in accordance with code requirements.
4. The proposed re-roof scope and plans are approved in their entirety.
If you have any further questions, please contact me or Mr. Shumaker directly. His contact information is also enclosed herewith.
Sincerely,
Jason Clayton
Manufacturer's Representative Firestone Building Products
(614)458-8740

ROOF REPLACEMENT:

DSW WAREHOUSE
Columbus Ohio
AirCenter
TERMS OF PROPOSAL
The Contractor has visited the site to ascertain for themselves the existing conditions and requirements in connection with the work specified.
The Contractor has already brought to the attention of the owner any concerns, discrepancies or omissions noted on the specifications and all pertinent documents prior to supplying the owner with this proposal.
The contractor is responsible to maintain the integrity of the existing roof, tie in, and new roof during installation. Any damage to the existing property during installation shall be repaired to the satisfaction of the Owner at the expense of the installer.
All dimensions are the responsibility of the contractor.
INSTALLATION
Roof installation shall be done in a thoroughly workmanlike manner and subject to inspection by owner's and manufacturer's representative.
PROTECTION
Contractor shall furnish, erect, and maintain such barricades, fences, railings, enclosures, guard lights, danger signals, and warnings and take such precautions necessary to protect all landscaping, paving, installations and structures in the area of the work, to insure the safety of the public and to avoid damage or injury to any and all persons and property.
When loading roof, Contractor must spread material around roof to avoid overloading roof. It is the responsibility of the Contractor to insure roof can withstand material loading and to evacuate all personnel under area being loaded.
REGULATIONS
As part of this proposal, the roofer has fully informed himself as to all laws, ordinances, and OSHA regulations involving roof installations.
CLEAN-UP

Materials removed shall not be allowed to accumulate but removed from the site as soon as containers are full. The entire site, after completion, shall be thoroughly cleaned of all debris and the areas left in its original or better condition.
SCOPE OF PROJECT OUTLINE

•
Remove existing roof aggregate surfacing over entire roof surface by process of powersweeper and hydrovac. Dispose of all aggregate, contaminates, and waste to owner's satisfaction and as required by both local codes and manufacturer's requirements.

•
Provide a full thermal scan of the entire roof surface. Contractor will provide a complete roof drawing designating areas of wet insulation that must be removed and replaced with a new insulation of thickness deemed necessary to flush up to finished roof surface.

•
Remove all Asbestos Containing Material (ACM) in accordance with both local codes and environmental standards. See Asbestos testing documents provided by International Asbestos Testing Labs dated 8/21/12. Document indicates ACM to be limited to base flashing materials.

•	Inspect remaining coal tar surface for smoothness and suitability. Cut and patch any blisters or loose materials.

•	Roof manufacturer is to perform uplift pull tests. Provide uplift test results to the building owner.

•	Prime any necessary surfaces as required to achieve the required uplift resistance per the manufacturer's pull test results with adhesive primer.

•
Install 1 layer of 1" ISO 95+ Polyisocyanurate insulation adhered to coal tar utilizing Firestone branded low-rise foam adhesive. Attachment rate of adhesive shall meet independent onsite uplift testing to achieve 90lbs psf of uplift (equal to or greater than FM1-90)

•	Install tapered ISO sloping 1/4" per foot between drains as saddles and crickets using low rise foam.

•
Install .060 mil RubberGard EPDM Membrane System fully adhered to the ISO with Standard Bonding Adhesive. System is to be warranted for 20 Years, under a full system Warranty, to be free from defects in materials and workmanship that cause it to leak.

•
Remove existing edge metal coping and replace with ES-1 Rated coping cap fabricated by an ES-1 fabricator. Replace all other metal flashings/counterflashings and install in accordance with manufacturer's standard details for warranty. All metal is to be included in the full system warranty.

•	Provide caution tape and adequate barrier for parking lot and entry doors.

•	Owner will determine the adequacy of the safety measure.

•	Any required permits are the responsibility of the contractor and are to be included in the base bid.

•	Contractor will name owner and/or owner's agent as additionally insured.

Contractor is responsible for verifying the dimensions, penetrations, and layout, etc. Coordination and performance of any subcontractor work is the responsibility of the successful roofing contractor.

Special Conditions:

•	Use of public facilities in tenant spaces is prohibited.

•	Where specifications and local building codes conflict, local codes shall prevail.

•	Contractor is responsible for any and all required permits.

•	A copy of worker's comp and liability insurance naming the owner additionally insured is to be provided before proceeding with any work.

COMPLIANCE WITH MANUFACTURER'S SPECIFICATIONS
All new roofing material and accessory installation to be installed in accordance with the manufacturer's current technical requirements for an installation of this scope. Refer to attached specifications and manufacturer's current technical manual for installation specifics.
(Estimated) START: April, 2013
BASE SCOPE: Replacement of the existing roof with a new fully adhered EPDM Roofing System in accordance with manufacturer's requirements for a 20 year labor & material warranty. Price includes full thermal scan of existing roof; replacement of wet/damaged insulation; and all associated permit and inspection fees.
A. Dollars $     ___________
Number of Days for Completion: __________ days
Contractor: _____________________________________________
Contact: _____________________________________________
Phone: _____________________________________________

SECTION 07 5000
MEMBRANE ROOFING
PART 1 GENERAL
1.01 SUMMARY
A.     Project Name: DSW Warehouse.
B.    Furnish and install elastomeric sheet roofing system, including:
1.    Roofing manufacturer's requirements for the specified warranty.
2.    Removal of aggregate over entire roof surface.
3.    Removal of all existing roof base flashings and flashing material.
5.    Preparation of roofing substrates.
6.    Wood nailers as needed for roofing attachment.
7.     Insulation.
8.    Elastomeric membrane roofing.
9.    Metal roof edging and copings.
10.     Flashings.
11.     Other roofing-related items specified or indicated on the drawings or otherwise necessary to provide a complete weatherproof roofing system.
C.     Disposal of demolition debris and construction waste is the responsibility of Contractor. Perform disposal in manner complying with all applicable federal, state, and local regulations.
D.     Asbestos-containing materials may be present in the existing roofing system. Remove, handle, and dispose of asbestos-containing material in manner complying with all applicable federal, state, and local regulations.
E.     Comply with the published recommendations and instructions of the roofing membrane manufacturer, at http://manual.fsbp.com.
F.     Commencement of work by the Contractor shall constitute acknowledgment by the Contractor that this specification can be satisfactorily executed, under the project conditions and with all necessary prerequisites for warranty acceptance by roofing membrane manufacturer. No modification of the Contract Sum will be made for failure to adequately examine the Contract Documents or the project conditions.

1.02 REFERENCES
A.     Referenced Standards: These standards form part of this specification only to the extent they are referenced as specification requirements.
B.     ASTM C 1289- Standard Specification for Faced Rigid Cellular Polyisocyanurate Thermal Insulation Board; 2004.
C.     ASTM D 4637 - Standard Specification for EPDM Sheet used in Single-Ply Roof Membrane; 2004.
D.     ASTM D 4811 -Standard Specification for Nonvulcanized {Uncured) Rubber Sheet Used as Roof Flashing; 2004.
E.     FM 4470- Approval Standard- Class I Roof Covers; 1986. F. PS 1 - Construction and Industrial Plywood; 1995.
G.     PS 20 - American Softwood Lumber Standard; 2005.
1.03 SUBMITTALS
A.     Product Data:
1. Provide membrane manufacturer's printed data sufficient to show that all components of roofing system, including insulation and fasteners, comply with the specified requirements and with the membrane manufacturer's requirements and recommendations for the system type specified; include data for each product used in conjunction with roofing membrane.
B.     Samples: Submit samples of each product to be used.
C.     Shop Drawings: Provide:
1. The roof membrane manufacturer's standard details customized for this project for all relevant conditions, including flashings, base tie-ins, roof edges, terminations, expansion joints, penetrations, and drains.
2. For tapered insulation, provide project-specific layout and dimensions for each board.
D.     Specimen Warranty: Submit prior to starting work.
E.     Installer Qualifications: Letter from manufacturer attesting that the roofing installer meets the specified qualifications.
F.     Pre-Installation Notice: Copy to show that manufacturer's required Pre Installation Notice (PIN) has been accepted and approved by the manufacturer.
G.     Executed Warranty.
1.04 QUALITY ASSURANCE

A.     Applicator Qualifications: Roofing installer shall have the following:
1. Current Firestone Red Shield Licensed Master Contractor status.
2. Fully staffed office within 50 miles of the job site.
3. At least 10 years experience in installing specified system with a documented QIR of less than half the national average.
1.05 DELIVERY, STORAGE AND HANDLING
A.     Deliver products in manufacturer's original containers, dry and undamaged, with seals and labels intact and legible.
B.     Store materials clear of ground and moisture with weather protective covering.
C.     Keep combustible materials away from ignition sources.
1.06 WARRANTY
A.     Comply with all warranty procedures required by manufacturer, including notifications, scheduling, and inspections.
B.     Warranty: Firestone 20 year Red Shield Limited Warranty covering membrane, roof insulation, and membrane accessories.
1.    Limit of Liability: No dollar limitation.
2.    Scope of Coverage: Repair leaks in the roofing system caused by:
a.     Ordinary wear and tear of the elements.
b.     Manufacturing defect in Firestone brand materials.
c.    Defective workmanship used to install these materials.
d.    Damage due to winds up to 72 mph.
PART 2 PRODUCTS
2.01 MANUFACTURERS
A.     Acceptable Manufacturer- Roofing System: Firestone Building Products Co., Carmel, IN.
1.    Roofing systems by other manufacturers are not acceptable.
B.     Manufacturer of Insulation and/or Cover Boards: Same manufacturer as roof membrane.
C.     Manufacturer of Metal Roof Edging: 24g Kynar Coated Galvanized SteelES-1 rated and included in the warranty.

2.02 ROOFING SYSTEM DESCRIPTION
A.     Roofing System:
1.    Membrane: Ethylene propylene diene monomer (EPDM).
2.     Thickness: 60mlls
3.     Membrane Attachment: Fully adhered.
4.    Comply with applicable local building code requirements.
B.     Insulation: 1" ISO 95+
1.     Total R Value: 6, minimum.
2.     Base Layer: Polyisocyanurate foam board, non-composite.
a.    Attachment: Cold adhesive attachment. Low-Rise foam only.
2.03 EPDM MEMBRANE MATERIALS
A.    Roofing and Flashing Membrane: Black, cured synthetic single-ply membrane composed of ethylene propylene diene terpolymer (EPDM) with the following properties:
1.     Reinforcement: None; membrane complying with ASTM D 4637 Type I.
2.     Thickness: 0.060 inch (1.5 mm).
3.     Nominal Thickness Tolerance: Plus/minus 10 percent.
4.    Sheet Width: Provide the widest available sheets to minimize field seaming.
5.    Acceptable Product: RubberGard Non-Reinforced EPDM Membrane by Firestone.
B.     Membrane Fasteners: Type and size as required by roof membrane manufacturer for roofing system and warranty to be provided; use only fasteners furnished by roof membrane manufacturer.
C.     Flashing Membrane: Self-curing, non-reinforced membrane composed of nonvulcanized EPDM rubber, complying with ASTM D 4811 Type II, and with the following properties:
1. Thickness: 0.055 inch (1.4 mm).
2. Acceptable Product: RubberGard EPDM FormFlash by Firestone.
D.     Self-Adhesive Flashing Membrane: Semi-cured 45 mil EPDM membrane laminated to 35 mil (0.9 mm) EPDM tape adhesive; QuickSeam Flashing by Firestone.
E.     Pre-Molded Pipe Flashings: EPDM, molded for quick adaptation to different sized pipes; Firestone EPDM Pipe Flashing.

F.     Self-Adhesive Lap Splice Tape: 35 mil (0.9 mm) EPDM-based, formulated for compatibility with EPDM membrane and high-solids primer; QuickSeam Splice Tape by Firestone.
G.     Splice Adhesive: Synthetic polymer-based, formulated for compatibility with EPDM membrane and metal surfaces; SA-1065 Splice Adhesive by Firestone.
H.     Bonding Adhesive: Neoprene-based, formulated for compatibility with EPDM membrane and wide variety of substrate materials, including masonry, wood, and insulation facings; Bonding Adhesive BA-2004 by Firestone.
I.     Adhesive Primer: Synthetic rubber based primer formulated for compatibility with EPDM membrane and tape adhesive, with VOC content less than 2.1 lb/gal (250 g/L); QuickPrime Plus LVOC by Firestone.
J.     Seam Edge Treatment: EPDM rubber-based sealant, formulated for sealing exposed edges of membrane at seams; Lap Sealant HS by Firestone.
K.     Pourable Sealer: Two-part polyurethane, two-color for reliable mixing; Pourable Sealer by Firestone.
L.     Water Block Seal: Butyl rubber sealant for use between two surfaces, not exposed; Water Block Seal by Firestone.
M.     MetalPlates and Strips Used for Fastening Membrane and Insulation: Steel with Galvalume coating; corrosion-resistance meeting FM 4470 criteria.
N.     Termination Bars: Aluminum bars with integral caulk ledge; 1.3 inches (33 mm) wide by 0.10 inch (2.5 mm) thick; Firestone Termination Bar by Firestone.
2.04 ROOF INSULATION AND COVER BOARDS
A.    Polyisocyanurate Board Insulation: Closed cell polyisocyanurate foam with black glass reinforced mat laminated to faces, complying with ASTM C 1289 Type II Class 1, with the following additional characteristics:
1.    Thickness: As indicated elsewhere.
2.    Size: 48 inches (1220 mm) by 48 inches (1220 mm), nominal.
3.    R-Value (LTTR):
a.    1 inch (38 mm) Thickness: R-6, minimum.
4.    Compressive Strength: 20 psi (138 kPa) when tested in accordance with ASTM C 1289.
5.    Ozone Depletion Potential: Zero; made without CFC or HCFC blowing agents.
6.     Recycled Content: 19 percent post-consumer and 15 percent post-industrial, average.

7.    Acceptable Product: Resista ISO Polyisocyanurate Insulation by Firestone.
B.     Adhesive for Insulation Attachment: Type as required by roof membrane manufacturer for roofing system and warranty to be provided; use only adhesives furnished by roof membrane manufacturer.
2.05 METAL ACCESSORIES
A.     Metal Roof Edging and Fascia: 24g Kynar coated (Standard Color) fabricated with ES-1 rating and included in the roofing manufacturer's warranty.
2.06 ACCESSORY MATERIALS
A.    Wood Nailers: PS 20 dimension lumber, Structural Grade No. 2 or better Southern Pine, Douglas Fir, or PS 1, APA Exterior Grade plywood; pressure preservative treated.
1.     Width: 3-1/2 inches (90 mm), nominal minimum, or as wide as the nailing flange of the roof accessory to be attached to it.
2.     Thickness: Same as thickness of roof insulation.
PART 3 INSTALLATION
3.01 GENERAL
A.    Install roofing, insulation, flashings, and accessories in accordance with roofing manufacturer's published instructions and recommendations for the specified roofing system. Where manufacturer provides no instructions or recommendations, follow good roofing practices and industry standards. Comply with federal, state, and local regulations.
B.     Obtain all relevant instructions and maintain copies at project site for duration of installation period.
C.     Do not start work until Pre-Installation Notice has been submitted to manufacturer as notification that this project requires a manufacture's warranty.
D.     Perform work using competent and properly equipped personnel.
E.     Temporary closures, which ensure that moisture does not damage any completed section of the new roofing system, are the responsibility of the applicator. Completion of flashings, terminations, and temporary closures shall be completed as required to provide a watertight condition.
F.     Install roofing membrane only when surfaces are clean, dry, smooth and free of snow or ice; do not apply roofing membrane during inclement weather or when ambient conditions will not allow proper application; consult manufacturer for recommended procedures during cold weather. Do not work with sealants and adhesives when material temperature is outside the range of 60 to 80 degrees F (15 to 25 degrees C).

G.     Protect adjacent construction, property, vehicles, and persons from damage related to roofing work; repair or restore damage caused by roofing work.
1.     Protect from spills and overspray from bitumen, adhesives, sealants and coatings.
2.    Particularly protect metal, glass, plastic, and painted surfaces from bitumen, adhesives, and sealants within the range of wind-borne overspray.
3.     Protect finished areas of the roofing system from roofing related work traffic and traffic by other trades.
H.     Until ready for use, keep materials in their original containers as labeled by the manufacturer.
I.     Consult membrane manufacturer's instructions, container labels, and Material Safety Data Sheets (MSDS) for specific safety instructions. Keep all adhesives, sealants, primers and cleaning materials away from all sources of ignition.
3.02 EXAMINATION
A.    Examine roof deck to determine that it is sufficiently rigid to support installers and their mechanical equipment and that deflection will not strain or rupture roof components or deform deck.
B.     Verify that surfaces and site conditions are ready to receive work. Correct defects in the substrate before commencing with roofing work.
C.      Examine roof substrate to verify that it is properly sloped to drains.
D.     Verify that the specifications and drawing details are workable and not in conflict with the roofing manufacturer's recommendations and instructions; start of work constitutes acceptable of project conditions and requirements.
E.     Verify that wood nailers have been properly installed.
3.03 PREPARATION
A.    Remove all of the existing roof system flashings and aggregate from field of the roof down to the coal tar felts and coating. Dispose of all materials properly. Perform asbestos removal in accordance with federal, state and local regulations and dispose of waste in legal manner.
1.     At penetrations, remove all existing flashings, including lead, asphalt, mastic, etc.
2.     At walls, curbs, and other vertical and sloped surfaces, remove loose and unsecured flashings; remove mineral surfaced and coated flashings; remove excessive asphalt to provide a smooth, sound surface for new flashings.
B.    Take appropriate measures to ensure that fumes from adhesive solvents are not drawn into the building through air intakes.

C.     Prior to proceeding, prepare roof surface so that it is clean, dry, and smooth, and free of sharp edges, fins, roughened surfaces, loose or foreign materials, oil, grease and other materials that may damage the membrane.
D.     Fill all surface voids in the immediate substrate that are greater than 1/4 inch (6 mm) wide with fill material acceptable insulation to membrane manufacturer.
E.    Seal, grout, or tape deck joints, where needed, to prevent bitumen seepage into building.
F.     Wood Nailers: Provide wood nailers at all perimeters and other locations where indicated on the drawings, of total height matching the total thickness of insulation being used.
3.04 INSULATION AND COVER BOARD INSTALLATION
A.    Install insulation in configuration and with attachment method(s) specified in PART 2, under Roofing System.
B.     Install only as much insulation as can be covered with the completed roofing system before the end of the day's work or before the onset of inclement weather.
C.     Lay roof insulation in courses parallel to roof edges.
D.     Neatly and tightly fit insulation to all penetrations, projections, and nailers, with gaps not greater than 1/4 inch (6 mm).Fill gaps greater than 1/4 inch (6 mm) with acceptable insulation. Do not leave the roofing membrane unsupported over a space greater than 1/4 inch (6 mm).
E.    Cold Adhesive Attachment: Apply in accordance with membrane manufacturer's instructions and recommendations; "walk-in" individual roof insulation boards to obtain maximum adhesive contact.
3.05 SINGLE-PLY MEMBRANE INSTALLATION
A.    Beginning at low point of roof, place membrane without stretching over substrate and allow to relax at least 30 minutes before attachment or splicing; in colder weather allow for longer relax time.
B.    Lay out the membrane pieces so that field and flashing splices are installed to shed water.
C.     Install membrane without wrinkles and without gaps or fishmouths in seams; bond and test seams and laps in accordance with membrane manufacturer's instructions and details.
D.     Install membrane adhered to the substrate, with edge securement as specified.
E. Adhered Membrane: Bond membrane sheet to substrate using membrane manufacturer's recommended bonding material, application rate, and procedures.
F.     Edge Securement: Secure membrane at allocations where membrane terminates or goes through an angle change greater than 2 in 12 inches (1:6 ) using mechanically fastened reinforced perimeter fastening strips, plates, or metal edging as indicated or as recommended by roofing manufacturer.

1.     Exceptions: Round pipe penetrations less than 18 inches (460 mm) in diameter and square penetrations less than 4 inches (200 mm) square.
2.     Metal edging is not merely decorative; ensure anchorage of membrane as intended by roofing manufacturer.
3.06 FLASHING AND ACCESSORIES INSTALLATION
A.    Install flashings, including laps, splices, joints, bonding, adhesion, and attachment, as required by membrane manufacturer's recommendations and details.
B.     Metal Accessories: Install metal edgings, gravel stops, and copings in locations indicated on the drawings, with horizontal leg of edge member over membrane and flashing over metal onto membrane.
1.    Follow roofing manufacturer's instructions.
2.     Remove protective plastic surface film immediately before installation.
3.     Install water block sealant under the membrane anchorage leg.
4.     Flash with manufacturer's recommended flashing sheet unless otherwise indicated.
5.     Where single application of flashing will not completely cover the metal flange, install additional piece of flashing to cover the metal edge.
6.     If the roof edge includes a gravel stop and sealant is not applied between the laps in the metal edging, install an additional piece of self-adhesive flashing membrane over the metal lap to the top of the gravel stop; apply seam edge treatment at the intersections of the two flashing sections.
7. When the roof slope is greater than 1:12, apply seam edge treatment along the back edge of the flashing.
C.     Flashing at Walls, Curbs, and Other Vertical and Sloped Surfaces: Install weathertight flashing at all walls, curbs, parapets, curbs, skylights, and other vertical and sloped surfaces that the roofing membrane abuts to; extend flashing at least 8 inches (200 mm) high above membrane surface.
1.     Use the longest practical flashing pieces.
2.     Evaluate the substrate and overlay and adjust installation procedure in accordance with membrane manufacturer's recommendations.
3.     Complete the splice between flashing and the main roof sheet with specified splice adhesive before adhering flashing to the vertical surface.
4.     Provide termination directly to the vertical substrate as shown on roof drawings.
D.     Roof Drains:

1. Taper insulation around drain to provide smooth transition from roof surface to drain. Use specified pre-manufactured tapered insulation with facer or suitable bonding surface to achieve slope; slope not to exceed manufacturer's recommendations.
E.    Flashing at Penetrations: Flash all penetrations passing through the membrane; make flashing seals directly to the penetration.
1.     Pipes, Round Supports, and Similar Items: Flash with specified pre-molded pipe flashings wherever practical; otherwise use specified self-curing elastomeric flashing.
2.     Pipe Clusters and Unusual Shaped Penetrations: Provide penetration pocket at least 2 inches (50 mm) deep, with at least 1 inch (25 mm) clearance from penetration, sloped to shed water.
3.     Flexible and Moving Penetrations: Provide weather tight gooseneck set in sealant and secured to deck, flashed as recommended by manufacturer.
3.07 FINISHING AND WALKWAY INSTALLATION
A.     Install walkways at access points to the roof, around rooftop equipment that may require maintenance, and where indicated on the drawings.
1.     Use specified walkway pads unless otherwise indicated.
B.    Walkway Pads: Adhere to the roofing membrane, spacing each pad at minimum of 1.0 inch (25mm) and maximum of 3.0 inches (75 mm) from each other to allow for drainage.
1.     If installation of walkway pads over field fabricated splices or within 6 inches (150 mm) of a splice edge cannot be avoided, adhere another layer of flashing over the splice and extending beyond the walkway pad a minimum of 6 inches (150 mm) on either side.
2.     Prime the membrane, remove the release paper on the pad, press in place, and walk on pad to ensure proper adhesion.
3.08 FIELD QUALITY CONTROL
A.    Inspection by Manufacturer: Provide final inspection of the roofing system by a Technical Representative employed by roofing system manufacturer specifically to inspect installation for warranty purposes (i.e. not a sales person).
B.     Perform all corrections necessary for issuance of warranty.
3.09 CLEANING
A.    Clean all contaminants generated by roofing work from building and surrounding areas, including bitumen, adhesives, sealants, and coatings.

B.     Repair or replace building components and finished surfaces damaged or defaced due to the work of this section; comply with recommendations of manufacturers of components and surfaces.
C.     Remove leftover materials, trash, debris, equipment from project site and surrounding areas.
3.10 PROTECTION
A.    Where construction traffic must continue over finished roof membrane, provide durable protection and replace or repair damaged roofing to original condition.
END OF SECTION